CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 18, 1996 to the financial statements of Alpha Pro Tech, Ltd., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Salt Lake City, Utah

January 30, 1997